Contact:
J. Marc Lewis, Vice President-Investor Relations
305-406-1815
305-406-1886 fax
marc.lewis@mastec.com

For Immediate Release

MasTec’s Third Quarter 2004 Net Income Increased 83% Over 2003

Coral Gables, FL (December 30, 2004) — MasTec, Inc. (NYSE: MTZ) today announced that net income for the third quarter of 2004 was up 83% to $4.2 million compared with net income of $2.3 million for the comparable quarter of 2003. Revenues for the third quarter of 2004 were up 5% to $250 million, compared with $237 million for the comparable quarter of 2003. Total net income per share for the third quarter of 2004 was $0.09 per share, compared with net income of $0.05 per share for the same quarter of 2003.

Additionally, the Company has executed an amendment and waiver with its bank group and is in compliance with all the financial covenants under its $125 million bank credit facility.

The Company has filed its 2004 third quarter Form 10-Q with the Securities and Exchange Commission.

Austin J. Shanfelter, MasTec’s President and Chief Executive Officer commented, “The changes that we have made internally are beginning to show through the financial performance in the third quarter and we expect continued performance enhancements in 2005.”

Mr.     Shanfelter also commented on the credit facility amendment noting, “We are also pleased with the confidence shown by our banking group. They continue to be a strong and supportive financial partner for MasTec.”

Management will hold a conference call to discuss results of operations for the nine month period ended September 30, 2004 on Wednesday, January 5th, 2005 at 10:00 a.m. eastern time. The call in number for the conference call is (719) 457-2693 and the replay number is (719) 457-0820, with a pass code of 354811. The replay will run for 30 days. Additionally, the call will be broadcast live over the Internet and can be accessed through the investor relations section of the Company’s website at www.mastec.com.

Summary financials for the quarters are as follows:

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Condensed Statements of Operations

(In thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended September 30,
	2004	2003 As Restated
Revenue	$249,930	$236,943
Costs of revenue, excluding depreciation	219,517	208,141
Depreciation	4,215	6,584
Amortization	90	198
General and administrative expenses	17,532	14,173
Interest expense, net	4,710	4,687
Other income, net	(781)	(1,944)
Income from continuing operations before provision
for income taxes and minority interest	4,647	5,104
Provision for income taxes	-	(2,139)
Minority interest	(326)	-

Income from continuing operations	$4,321	$2,965
Loss on discontinued operations, net of tax benefit	(98)	(656)

Net income	$4,223	$2,309

Basic weighted average common shares outstanding	48,395	48,102

Basic net income per share:
Continuing operations	$0.09	$0.06

Discontinued operations	$-	$(0.01)

Basic net income per share	$0.09	$0.05

Diluted weighted average common shares outstanding	48,703	48,919

Diluted net income per share:
Continuing operations	$0.09	$0.06

Discontinued operations	$-	$(0.01)

Diluted net income per share	$0.09	$0.05

Condensed Balance Sheets

(In thousands)
(Unaudited)

	September 30, 2004	December 31, 2003
Assets
Total current assets	$309,206	$296,875
Property and equipment, net	74,051	85,832
Goodwill	138,640	150,984
Deferred taxes	57,178	55,083
Other assets	28,772	35,151

Total assets	$607,847	$623,925

Liabilities and Shareholders' Equity
Current liabilities	$173,708	$183,515
Other liabilities	35,240	27,636
Long-term debt	202,813	196,956
Total shareholders' equity	196,086	215,818

Total liabilities and shareholders' equity	$607,847	$623,925

Condensed Statements of Cash Flows

(In thousands)
(Unaudited)

	For the Three Months Ended September 30,
	2004	2003 As Restated
Cash flows from operating activities:
Net cash used in operating activities	$(17,427)	$(3,166)
Net cash (used in) provided by investing activities	(2,186)	10,581
Net cash provided by financing activities	4,268	1,501

Net (decrease) increase in cash and cash equivalents	(15,345)	8,916
Net effect of currency translation on cash	261	(2,117)
Cash and cash equivalents - beginning of period	19,415	8,730
Cash used in discontinued operations	(614)	(346)

Cash and cash equivalents - end of period	$3,717	$15,183

MasTec <www.mastec.com> is a leading communications, broadband, intelligent traffic and energy infrastructure service provider. The Company designs, builds, installs, maintains, upgrades and monitors internal and external networks for leading companies and government entities.

This press release and any accompanying documents contain forward-looking statements, such as statements regarding MasTec’s future growth and profitability, growth strategy, and anticipated trends in the industries and economies in which MasTec operates. The words “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” “target,” “project” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on MasTec’s current expectations and are subject to a number of risks, uncertainties, and assumptions, including that our revenue and profits may differ from that projected, that we may be further impacted by slowdowns in our clients’ businesses or in the economy in general, that our reserves for receivables may be inadequate and that we may experience increased costs associated with realigning our business or may be unsuccessful in those efforts. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from results expressed or implied in any forward-looking statements made by MasTec in this press release. These and other risks are detailed in this press release and/or documents filed by MasTec with the Securities and Exchange Commission. MasTec does not undertake any obligation to revise these forward-looking statements to reflect future events or circumstances.